EXHIBIT 7

                      TRANSACTION IN SHARES OF THE COMPANY

                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, whichever is less. Except as otherwise indicated, all transactions involved purchases of Shares on the American Stock Exchange.

Reporting
Person With                                                                  Price Per Share
Direct Beneficial                Date of                    Number            (Excluding
Ownership                      Transaction                 of Shares          Commission)
--------------------           -----------                 ---------          -----------
Alfred Kingsley                 10/13/00                    10,100                 $5.85
Alfred Kingsley                 10/16/00                     3,900                 $5.94
Alfred Kingsley                 10/18/00                    10,000                 $5.50
Alfred Kingsley                 10/19/00                     3,100                 $5.88
Alfred Kingsley                 10/30/00                     8,600                 $5.49
Alfred Kingsley                 10/31/00                     2,000                 $5.63
Alfred Kingsley                 11/17/00                     5,000                 $5.00
Alfred Kingsley                 12/08/00                  300,000(1)               $3.00


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(1)      Purchased in privately negotiated transactions.  See Item 3.